Exhibit 1

Oi S.A. – In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

NOTICE TO THE MARKET

Call for General Shareholders’ Meetings

Oi S.A. – In Judicial Reorganization (“Company”) communicates to its shareholders and the market in general, in light of the questions received by the Company with respect to the publications of call notices for Extraordinary General Shareholders’ Meetings of the Company, to be held on September 8, 2016 (“Meetings”), put forth by shareholder Société Mondiale Fundo de Investimento em Ações, pursuant to Art. 123, sole paragraph, line “c” of Law No. 6,404/76, that the possibility of calling a general meeting to resolve upon matters that result in the possible replacement of board members is subject to prior judicial authorization, in accordance with the findings of the Judgment of the 7th Corporate Court of the Judicial District of the State of Rio de Janeiro dated July 14, July 26, July 28 and August 3, 2016, as stated in the Notices to the Market dated July 22 and August 3, 2016.

The Company will keep its shareholders and the market informed of any development of the subject matters of this Notice to the Market.

Rio de Janeiro, August 10, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer